                                                                      EXHIBIT 11

                         CYTOCLONAL PHARMACEUTICS, INC.

                 COMPUTATION OF NET (LOSS) PER COMMON SHARE (2)

                                                                  Year Ended December 31,              Six Months Ended June 30,
                                                              ------------------------------        ------------------------------
                   Primary                                        1994               1995               1995               1996
                   -------                                    -----------        -----------        -----------        -----------
                                                                                                              (Unaudited)

Net (loss)                                                    $(2,265,000)       $(2,691,000)       $(1,432,000)       $(1,320,000)

Add cumulative preferred dividend                                (288,000)          (317,000)          (159,000)          (160,000)
                                                              -----------        -----------        -----------        -----------

NET (LOSS) USED FOR COMPUTATION                               $(2,553,000)       $(3,008,000)       $(1,591,000)       $(1,480,000)
                                                              ===========        ===========        ===========        ===========

Weighted average number of common shares outstanding            5,220,000          5,621,292          5,220,000          7,603,193

Shares issuable upon exercise of stock options and
   warrants, net of shares assumed to be repurchased (1)          147,415             73,708            147,415                -
                                                              -----------        -----------        -----------        -----------

Shares used for computation                                     5,367,415          5,695,000          5,367,415          7,603,193
                                                              ===========        ===========        ===========        ===========

Net (loss) per common share                                        $(.48)             $(.53)             $(.30)             $(.19)
                                                                   =====              =====              =====              =====

Notes and Assumptions:
(1) The Company issued common stock and common stock equivalents for consideration below the initial public offering price of $5.00. Consequently, in accordance with Staff Accounting Bulletin 83 (during the periods covered by statements of operation included in the registration statement) the following methodology was used in determining weighted average shares outstanding:
          Stock issued in a one year period immediately prior to the offering was treated as outstanding for the entire period and repurchase of shares using the treasury stock method at an offering price of $5.00.
(2) Adjusted to reflect retroactively, a 1 for 2.5 reverse stock split effected on August 2, 1995.